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                                 EXHIBIT 23(a)

           CONSENT OF KPMG PEAT MARWICK LLP, INDEPENDENT ACCOUNTANTS





The Board of Directors
Deposit Guaranty Corp.:

We consent to the use of our audit report dated February 5, 1997 on the consolidated financial statements of Deposit Guaranty National Bank and subsidiaries as of December 31, 1996 and for the year then ended, included herein, and to the use of our audit report dated February 5, 1997 on the Consolidated Financial Statement of Deposit Guaranty Corp. and subsidiaries as of December 31, 1996 and 1995 and for each of the years in the three-year period ended December 31, 1996, incorporated herein by reference. Our audit report on the 1994 consolidated financial statements of Deposit Guaranty Corp. refers to a change in the method of account for debt securities. We also consent to the reference to our firm under the headings "Experts" in the prospectus.

KPMG PEAT MARWICK LLP

Jackson, Mississippi
March 17, 1997